Invesco Van Kampen Global Franchise Fund                         SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending:  6/30/2010
File number: 811-05426
Series No.:  32

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                  $     16,991
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                        $ 4,828
        Class C                        $ 2,752
        Class Y                        $ 1,203


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                  $     0.3365
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                  $     0.3321
        Class C                  $     0.2391
        Class Y                  $     0.3697


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                         50,721
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                         12,696
        Class C                         12,004
        Class Y                          3,813


74V.  1 Net asset value per share (to nearest cent)
        Class A                        $ 18.64
      2 Net asset value per share of a second class of open-end company shares (to nearest cent)
        Class B                        $ 17.74
        Class C                        $ 18.04
        Class Y                        $ 18.62